UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 21, 2008
MIDWEST BANC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29598	36-3252484
State or Other Jurisdiction of	Commission File No.	I.R.S. Employer Identification
Incorporation or Organization		Number
501 W. NORTH AVENUE
MELROSE PARK, ILLINOIS 60160
(Address of principal executive offices)
(708) 865-1053
(Registrant’s Telephone Number,
Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     As indicated below in Item 2.06, Midwest Banc Holdings, Inc. (“Midwest”), announced that it will incur a pre-tax, non-cash charge of $17.6 million ($11.0 million after-tax or $0.40 per diluted common share) in its quarter ended March 31, 2008 to recognize an other-than-temporary impairment of certain Fannie Mae and Freddie Mac preferred securities, with a cost basis of $85.1 million. This charge would have caused Midwest to violate a covenant contained in its term loan and revolving credit agreement. The lender has agreed to waive this covenant violation.

Item 2.06	Material Impairments.
     Midwest announced that it will report a pre-tax, non-cash charge of $17.6 million ($11.0 million after-tax or $0.40 per diluted common share) in its first quarter ended March 31, 2008 to recognize an other-than-temporary impairment of certain Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred securities, with a cost basis of $85.1 million. Previously, Midwest recognized the decline in market value of these government sponsored entity (GSE) securities directly in stockholders’ equity, through comprehensive income. Accordingly, the current charge merely reclassifies the amount to the statement of income. Stockholders’ equity is unchanged. This other-than-temporary impairment charge conforms with accounting guidance established by the FASB and the SEC. The securities, however, are considered investment grade and are rated AA by S&P and Moodys.
     Both GSEs have raised additional capital as recently as the fourth quarter of 2007, when they issued approximately $14 billion of new preferred stock. At the same time, recent rulings by their regulators have actually reduced their capital requirements. These new higher yielding perpetual preferred equity issuances have negatively impacted the value of other preferred securities issued by these GSEs, including those held by Midwest.
     The other-then-temporary charge associated with these impaired securities is primarily attributable to current economic conditions. Management continues to strongly believe that when the current credit and liquidity crisis, which escalated in November 2007, subsides these securities will eventually trade at prices closer to their historical ranges and par values. In fact, prices on the GSE preferred securities held by Midwest have recovered 13.8% from November 2007 lows and 8.2% from year end. The weighted-average tax equivalent yield on these securities is 8.34%, representing the highest yielding securities in Midwest’s portfolio. Midwest has multiple funding sources available. Therefore, Midwest does not intend to sell these securities for liquidity purposes and has no other plan to sell these securities in the near term.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (e) The board of directors of Midwest, acting on the recommendation of the compensation committee, has approved the Midwest Employee Stock Purchase Plan and has recommended it for approval by the stockholders at the 2008 annual meeting. The plan will allow employees to purchase shares of Midwest common stock at a discount to the prevailing market price. The plan limits the number of shares any employee can purchase and will be administered in compliance with Section 423 of the Internal Revenue Code; no plan offering to employees will extend beyond 27 months. Further details about the plan are included in Midwest’s 2008 annual meeting proxy statement.
Item 7.01 Regulation FD Disclosure.
     Midwest announced that it will incur a pre-tax non-cash charge of $17.6 million ($11.0 million after-tax or $0.40 per diluted common share) in its quarter ended March 31, 2008 to recognize an other-than-temporary impairment of certain Fannie Mae and Freddie Mac preferred securities, with a cost basis of $85.1 million. A copy of the press release issued by Midwest is filed as Exhibit 99.1.
     The information set forth above, including the exhibit attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in our filings under the Securities Act of 1933, except as shall be expressly set forth by specific references in such filings.

Item 9.01 Exhibits
     (d) 99.1 Press release, dated April 21, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.
Date: April 21, 2008	By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer